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                                                                  EXHIBIT(8)(hh)
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                                                              ____________, 2000


Ladies and Gentlemen:

This letter sets forth the agreement between Credit Suisse Asset Management, LLC ("CSAM") and American General Life Insurance Company (the "Company") concerning certain administrative services to be provided by you on a sub-administration basis, with respect to Designated Portfolios (as defined below) of Warburg, Pincus Trust (the "Fund").

1.   Administrative Services and Expenses.  Administrative services for the
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     Account (as defined below) which invests in Designated Portfolios (as defined below) of the Fund pursuant to the Participation Agreement between the Company, the Fund, Credit Suisse Asset Management Securities, Inc. ("CSAMSI") and CSAM (the "Participation Agreement") and for purchasers of Contracts (as defined below) are the responsibility of the Company. Administrative services for the Designated Portfolios, in which the Account invests, and for purchasers of shares of the Designated Portfolios, are the responsibility of the Fund, CSAMSI or CSAM. Capitalized terms not defined herein shall have the meanings ascribed to them in the Participation Agreement.

     You have agreed to assist us, as we may request from time to time, with the provision of administrative services ("Administrative Services") to the Designated Portfolios, on a sub-administration basis, as they may relate to the investment in the Designated Portfolios by the Account. It is anticipated that Administrative Services may include (but shall not be limited to) the mailing of Fund reports, notices, proxies and proxy statements and other informational materials to holders of the Contracts supported by the Account with allocations to the Designated Portfolios; the provision of various reports for the Fund and for submission to the Fund's Board of Trustees; the provision of shareholder support services with respect to the Designated Portfolios; such services listed on Schedule A attached hereto and made a part hereof.

2.   Administrative Expense Payments.  In consideration of the anticipated
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     administrative expense savings resulting from the arrangements set forth in this Agreement, CSAM agrees to pay the Company on a quarterly basis an amount set forth in Schedule B attached hereto and made a part hereof.

     For purposes of computing the payment to the Company contemplated under this Paragraph 2 for each quarterly period, the average daily net assets invested by the Account shall be multiplied by the rate shown in Schedule B multiplied by the actual number of days in the period divided by 365.

     The expense payment contemplated by this Paragraph 2 shall be calculated by CSAM at the end of each quarter and will be paid to the Company within 30 days thereafter. Payment will be accompanied by a statement showing the calculation of the quarterly amount payable by CSAM and such other supporting data as may be reasonably requested by the Company.

3.   Nature of Payments.  The parties to this letter agreement recognize and
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     agree that CSAM's payments to the Company relate to Administrative Services only. The amount

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     of administrative expense payments made by CSAM to the Company pursuant to
     Paragraph 2 of this letter agreement shall not be deemed to be conclusive with respect to actual administrative expenses or savings of CSAM.

4.   Term.  This letter agreement shall remain in full force and effect for so
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     long as the assets of the Designated Portfolios are attributable to amounts invested by the Account under the Participation Agreement, unless terminated in accordance with Paragraph 5 of this letter agreement.

5.   Termination.  This letter agreement will be terminated by either party upon
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     90 days advance written notice or immediately upon termination of the
     Participation Agreement or upon the mutual agreement of the parties hereto in writing.

6.   Representation.  The Company represents and agrees that it will maintain
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     and preserve all records as required by law to be maintained and preserved in connection with providing the Administrative Services, and will otherwise comply with all laws, rules and regulations applicable to the Administrative Services. The Company further represents and warrants that the receipt of fees hereunder will not constitute a "prohibited transaction" as such term is defined in section 406 of the Employee Retirement Income Security Act, as amended, and section 4975 of the Internal Revenue Code of 1986, as amended.

7.   Subcontractors.  The Company may, with the consent of CSAM, contract with
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     or establish relationships with other parties for the provision of the
     Administrative Services or other activities of the Company required by this letter agreement, provided that the Company shall be fully responsible for the acts and omissions of such other parties.

8.   Authority.  This letter agreement shall in no way limit the authority of
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     the Fund, CSAMSI or CSAM to take such action as any of such parties may deem appropriate or advisable in connection with all matters relating to the operations of the Fund and/or sale of its shares. The Company understands and agrees that the obligations of CSAM under this letter agreement are not binding upon the Fund.

9.   Indemnification.  This letter agreement will be subject to the
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     indemnification provisions in Article VIII of the Participation Agreement.

10.  Miscellaneous.  This letter agreement may be amended only upon mutual
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     agreement of the parties hereto in writing. This letter agreement may not be assigned by a party hereto, by operation of law or otherwise, without the prior written consent of the other party; provided, however, that this agreement may be assigned, in whole or in part, to the Fund's distributor or to an affiliate of CSAM. This letter agreement, including Schedule A and Schedule B, constitutes the entire agreement between the parties with respect to the matters dealt with herein, and supersedes any previous agreements and documents with respect to such matters. This letter agreement may be executed in counterparts, each of which shall be deemed an original but all of which shall together constitute one and the same instrument. The Company agrees to notify CSAM promptly it for any reason it is unable to perform fully and promptly any of its obligations under this letter agreement.

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     The parties to this letter agreement acknowledge and agree that all liabilities of the Fund arising, directly or indirectly, under this agreement will be satisfied solely out of the assets of the Fund and that no trustee, officer, agent or holder of shares of beneficial interest of the Fund will be personally liable for any such liabilities. No Portfolio of the Fund will be liable for the obligations or liabilities of any other Portfolio.

11.  Notice.  Any notices required to be sent hereunder shall be sent in
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     accordance with the Participation Agreement.

If this letter agreement is consistent with your understanding of the matters we discussed concerning administrative expense payments, kindly sign below and return a signed copy to us.


Very truly yours,

Credit Suisse Asset Management, LLC

By: ____________________________

Name:
Title:


Acknowledged and Agreed:

_______________________________

By: ___________________________

Name: _________________________

Title: ________________________

Attachment:  Schedule A
             Schedule B

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                                   SCHEDULE A


I.  Fund-related contractowner services

 .   Printing and mailing costs associated with dissemination of Fund prospectus to existing contractowners.

 .   Fund proxies (including facilitating distribution of proxy material to contractowners, tabulation and reporting).

 .   Telephonic support for contractowners with respect to inquiries about the
    Fund (not including information related to sales).

 .   Communications to contractowners regarding performance of the Account and the Designated Portfolios.


II. Sub-accounting services

 .   Aggregating purchase and redemption orders of the Account for sales of the
    Designated Portfolios.

 .   Recording issuance and transfers of shares of the Designated Portfolios held by the Account.

 .   Processing and reinvesting dividends and distributions of the Designated
    Portfolios held by the Account.


III.Other administrative support

 .   Relieving the Fund of other usual or incidental administrative services provided to individual contractowners.


 .   Providing other administrative support to the Fund as mutually agreed between the Company and the Fund, CSAMSI or CSAM.

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                                   SCHEDULE B



CSAM agrees to pay the Company a quarterly amount that is equal on an annual basis to _________% of the average combined daily net assets of all of the Designated Portfolios of the Fund invested by the Company pursuant to the Participation Agreement.